Exhibit 10.10

TEXT MARKED BY [***] HAS BEEN OMITTED AS IT (i) IS NOT MATERIAL AND (ii)_ WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MANUFACTURING AND DISTRIBUTORSHIP AGREEMENT

**********

AVOLOV LLC

And

NATURAL NUTRITION SpA

Manufacturing and Distributorship Agreement (“Agreement”), dated as of February 4, 2021 (the “Effective Date”), by AVOLOV LLC, an Oregon limited liability company with its principal office at 20724 Carmen Loop #110, Bend, OR 97702, email: eric@avolov.com, contact person: Mr. Eric Healy (“Avolov” or “Distributor”), and NATURAL NUTRITION SpA, a Chilean company with its registered office at San Antonio Km 2.0 interior Los Angeles, Biobio Region, Chile, RUT Nr. 76.381.181-6, email: bchavarri@nanuva.cl, contact: Mr. Bernardo Chavarri Garcia, Chilean tax identification Nr. 15.315.663-8, General Manager (“Nanuva” or “Manufacturer”). Each of Avolov and Nanuva is referred to as a “Party” and both are collectively referred to as the “Parties”.

Whereas, Avolov (https://avolov.com) is a company that is in the business of distribution and sale of branded dried avocado chips, avocado powder, banana chips and other similar products, in the United States of America and worldwide. Avolov intends to import the Products of Nanuva.

Whereas, Nanuva (www.nanuva.cl) is a company dedicated to producing high-quality ingredients from previously selected fresh fruit, which then are dried under low temperature and asepsis conditions until final packaging. Among its products, Nanuva produces avocado powder, avocado snaks, Avolov avocado chips and banana chips. Nanuva intends to supply and export the Products described in Annex 1, (“Products”) to Avolov, according to the terms of this Agreement and to the Chilean laws.

Avolov will assist Nanuva to finance the capital investment that shall be required to set up in Nanuva’s plant in Los Angeles, Chile, two industrial fruit drying equipments, model Nutra rev 10 KW (the “Drying Equipments”), by the loan of [***] dollars of the United States of America (US$[***]) with a [***]% annual interest, consisting in US$[***] ([***] Dollars of the United States of America) for each drying equipment (the “Advance Payment”). This Advance Payment will be made by Avolov to Nanuva in one installment, no later than January 31st, 2021, once Nanuva has duly executed the pledges for each Drying Equipments as set forth as Annex 4. Avolov will recover the Advance Payment, during the first 6 years, or less as the case may be, from what happen first of /i/ the first invoice issued by Nanuva after the start up of the Drying Equipments, or /ii/ no later than June 30, 2021, in accordance with the terms of this Agreement. The Drying Equipments shall be pledged in favor of Avolov to guarantee Avolov the right to recover the Advance Payment, according to this paragraph and Section 4 (b) of this Agreement. The Parties shall sign and execute a second lien pledge agreement (prenda sin deJplazallliento de Segundo grado), in similar terms as set forth in Annex 4 no later than 3 months after the Drying Equipments are installed and operating, and, in any case, no later than April 30, 2021. The pledge shall be valid during the first 6 years of this Agreement and shall comply with Chilean applicable law. As soon as each of the loan, related to each of the Drying Equipment, have been paid, the corresponding pledge shall be released; and in the event of early termination of this Agreement, Nanuva will continue to pay the minimum monthly amount indicated in Section 4. (b) below, according to the sale volume, up to the total payment of the Advance Payment. Nanuva may decide to pay both loans simultaneously during the Term of this Agreement or may decide to pay one of them first, to release the corresponding pledge first.

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Whereas, Manufacturer wishes to sell to Distributor, and Distributor wishes to purchase from Manufacturer the Products in accordance with the following terms and conditions of supply and sale:

TERMS AND CONDITIONS OF AGREEMENT

Distributor shall obtain its demand of Products from Manufacturer, in accordance with the following terms and conditions:

1.	Exclusivity/Non Exclusivity. (a) Nanuva appoints Avolov as distributor of the following products, on an exclusive or non exclusive basis as mentioned in the Chart below, for the distribution or sale of such products, provided that any and all other requirements set forth in the Agreement are met (the “Exclusivity”, as applicable):

Summary Chart of Products, Territories and Minimum Volume (the “Chart”)

Product	Exclusivity Territories	Minimum Volume (Kg/month)(“MOQ”)	Details
Avocado Powder	Worldwide (except Chile)	1,000	Bulk, 8 oz. bags, 7 oz. bags, and 12oz bags
Banana Chips	Worldwide (except Chile)	1,000	High moisture without pre-drying
Avocado Snacks	North America (Canada and USA)	1,000	Any Avocado snack including “AvoLov Avocado Chips”
Avolov Avocado Chips	Worldwide	1,000	Products made using Avolov’s Patent Pending process disclosed in Annex 2.
Other Powders	No Exclusivity	0	No details

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Alternatively to the above, during the term of this Agreement, the total minimum volume of Products per contractual year (that is, from August 1st 2021 to July 31st 2022, and so on), could be met with a volume of 36,000 kg/year of any Products or the sum of one or more of the Products, provided a minimum average of 9,000 kgs per quarter be sold by Nanuva to Avolov (considering a maximum manufacturing capacity of Nanuva’s Plant of 4,000 kgs per month)(“MOQ”). If Avolov: (i) does not demand or purchase at least the Minimum Order Quantity (“MOQ”) amount of agreed Products, according to the Chart or the alternative mentioned above or (ii) Avolov has a delay of any payment, for over 45 days, with respect to the agreed period in any invoice, the Exclusivity shall expire, so Nanuva shall be free to sell Products to any other customer, with the exception of Avolov Avocado Chip (patent pending process owned by Avolov), which shall always be sold under Avolov written authorization; and in such events, all the prices of the Products mentioned in Annex 3 may be increased with respect to the original prices indicated in said Annex.

Nanuva shall be always free to sell: (A) avocado powder and banana chips in Chile; (B) avocado snacks, outside Canada and the United States of America; (iii) other powders or products not mentioned in the chart, worldwide.

(b) Nanuva shall supply and sell the Products to Avolov on an annual basis, starting with the Products harvested and produced from August 2021.

(c) Avolov, on the other hand, shall be supplied exclusively by Manufacturer with respect to the Products sold through any channels, provided that Nanuva successfully fulfils all required capacity to Avolov .

(d) The current electrical capacity of all Nanuva’s equipments is 30 kw. If for any reason this capacity is lower in the future, the MOQ shall be adjusted accordingly. Once the Drying Equipments are installed and operating, this electrical capacity shall be 50 kw. The agreed MOQ shall be maintained provided the electrical capacity of Nanuva is up to 60 kw, but MOQ may be adjusted in the future, by mutual agreement of the Parties, if the electrical capacity is higher than 60 kw.

2.	Territory. The terms and conditions of this Agreement are valid for the territories mentioned in the Chart.

3.	Purchase Orders.

(a)	Estimate purchase orders. Distributor shall provide Manufacturer one or more estimate annual purchase orders, including the tentative schedule provision, no later than 31st of July of each year (“Estimated Purchasing Schedule”), cover the following twelve-month period (1” August 2021 to 31st July 2022) (“Twelve-month Period(s)”), and may update its request quarterly or monthly. Once the annual and/or quarterly or monthly Estimated Purchasing Schedule is placed by Distributor, Manufacturer shall use its commercially reasonable efforts to satisfy them and shall notify Distributor as soon as possible by written notice whether it will be able to supply the Products requested.

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(b)	Notwithstanding the foregoing, the Exclusivity granted by this Agreement to the Distributor, according to the Chart, shall .remain and be valid, if and as long as the following conditions are met:

a.	For the months that the Drying Equipments are operating before August 1st 2021, the Distributor shall purchase, monthly, and the Manufacturer shall sell, monthly, (i) the minimum volumen indicated in the Chart for each Product, or (ii) the sum of one or more of the Products for at least 3,000 kg per month of any kind of Products, during those months (considering a maximum manufacturing capacity of Nanuva’s Plant of 4,000 kgs per month) (the “First Purchase”).

b.	For the following Twelve-month Periods (from August 1st to July 31st of each of the following years), the Distributor shall purchase, monthly, and the Manufacturer shall sell, monthly, (i) the MOQ indicated in the Chart for each Product, or (ii) the sum of one or more of the Products for at least 36,000 kgs/year, provided a minimum average of 9,000 kgs per quarter be sold by Nanuva to Avolov (considering a maximum manufacturing capacity of Nanuva’s Plant of 4,000 kgs per month).

If during the term of this Agreement, for any reason the Exclusivity expires or is not valid anymore, according to Section 1 (a), the rest of the Agreement shall remain valid and in force, and the Parties shall continue their commercial relationship, subject to stock availability of Manufacturer’s products, and subject to both Parties agreement in new prices of the Products, but without Exclusivity in favor of Distributor. In any case, as long as Nanuva is compliant with its obligations under this Agreement, Distributor shall purchase Products only from Nanuva.

(c)	Orders. During the term of this Agreement, and in accordance with the annual and quarterly estimate orders mentioned in Section 3(a) above, Distributor may from time to time, at its sole discretion, place orders for Products with Manufacturer (each one an “Order”). Each Order submitted by Distributor shall specify quantities of Products. In addition, such Orders shall include:

(i)	A description of the ordered Products.

(ii)	The requested delivery date. Manufacturer shall have at least 45 days following to the Order date to deliver the Products out of Manufacturer plant in Los Angeles, Chile.

(iii)	The applicable price. During the Tenn of this Agreement, the prices shall be those mentioned in Annex 3.

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(iv)	Unless otherwise mutually agreed upon by the Parties hereto, Products ordered hereunder by Distributor shall be delivered to EJ\.7W Nanuva’s Manufacturer Plant in Los Angeles, Region del Bio Bio, Chile (“Delivery Place”).

(d)	Acknowledgment by Manufacturer. Orders for Products shall be considered accepted upon acknowledgment by Manufacturer; provided, however, that Manufacturer may withhold delivery of Products to Distributor at any time, if Distributor has failed to pay for such Products prior to delivery or has failed to make timely payment for any previous Manufacturer invoice for Products.

4.	Prices: Deduction of the Prices for the Advance Payment; Payment; Currency Exchange Rate: Service Charges for Payment Delinquency.

(a)	Prices for the Products shall be those mentioned in Annex 3, according to the prices of the raw material and the exchange rates of the dollars of the United States of America, 30 days after the issuance of the Order (the “Price(s)”). All payments to be made to Manufacturer hereunder shall be made in United States dollars via: (i) bank wire transfer to an account specified by Manufacturer, (ii) irrevocable letter of credit, or (iii) via such other method as Manufacturer may approve in writing.

(b)	There shall be a deduction of the Price, of USD$[***]/kg of any Product exported by Nanuva to Avolov, in consideration of the Advance Payment made by Avolov to Nanuva to buy and install the Drying Equipments. Considering that the MOQ is 36,000 kg per year, there shall be at least a discount of USD$[***] per year, and USD$[***] for the term of this Agreement (6 years). Additionally, to complete the reimbursement of the Advance Payment, Nanuva shall reimburse to Avolov the amount of USD$[***] plus the [***]% yearly interest no later than 6 months following the startup of the Drying Equipments, and, in case, before August 31, 2021. If for any reason, the volume of Products sold by Nanuva to Avolov, or estimated to be sold, is less than 36,000 kg per contractual year (whichever is the volume sold between 5,000 kgs per contractual year and 35,999 kgs per contractual year), there shall be a minimum of USD$[***] per contractual year to be reimbursed to Avolov, until to complete the total reimbursement of the balance of the Advance Payment. However, if for any reason, the volume of Products sold by Nanuva to Avolov, or estimated to be sold, is less than 5,000 kg per contractual year, there shall be a minimum of USD$[***] per contractual year to be reimbursed to Avolov, until completion of the total reimbursement of the balance of the Advance Payment. In the event of early termination of this Agreement, any remaining balance of the Advance Payment will be reimbursed by Nanuva to Avolov in monthly installments of USD $ [***] up to the total payment of the Advance Payment. Nanuva may prepay, totally or partially, the Advance Payment, to Avolov, one or more times during the term of this Agreement. If Nanuva makes partial payments, all the terms and conditions of this Agreement shall remain in full force up to the total payment of the Advance Payment.

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(c)	Payment of the Price of the Products, shall be made: (i) 70% at the issuance of the Order (at the price of the raw materials and exchange rate valid at the date of the Order), and (ii) 30% or the balance of the Price (according the price of the raw materials and exchange rate at the day 30 after the Order), shall be paid: (A) no later than 30 days after place the Products at the Delivery Place, or (B) no later than 3 months after the corresponding issuance of the Order; whichever occurs first. Additionally, Nanuva shall charge Avolov USD$[*]/ day/pallet (1mt x 1.2 mts x 1.6 mts or 1.02 mts x 1.22 mts x 1.6 mts) as storage fee of Products (45 days after of the issuance of the Order the referred storage fee shall be charge to Avolov).

(d)	Manufacturer may withhold or delay delivery(deliveries) of Distributor’s Order(s) for Products until any overdue payment owed by Distributor to Manufacturer is made in full.

(e)	Manufacturer may withhold the reimbursement of any amount of the Advance Payment until any overdue payment owed by Distributor to Manufacturer is made in full.

(f)	If Manufacturer collects any amounts due from Distributor by or through an attorney at law, Manufacturer shall be further entitled to collect from Distributor, whether together with such collection or not, all costs of collection, including court costs and reasonable attorneys’ fees.

5.	Term. This Agreement shall expire on May 31st 2027, unless it is terminated in accordance with the provisions of this Agreement. This Agreement shall be automatically renewed every year, after the original term for a Twelve-month Period, unless written notice of nonrenewal is provided by any Party hereto at least 90 days prior to the expiration date. The notice of nonrenewal shall not result in any fines, rewards or amounts different from the payments due to Manufacturer according to this Agreement. Any renewal of this Agreement is subject to a new agreement between the Parties, regarding the price of the Products (due to possible changes in production costs, raw materials, etc.).

6.	Import Duties. All import duties, if any, applicable in Chile and/or abroad, with respect to packaging materials (or other imports required by Avolov), or with respect to the Products, shall be paid by Distributor.

7.	Labeling and Packaging. Products shipped by Manufacturer will bear English language labeling, packaging and documentation, as required in each case, and be designed to comply with USA legal requirements. Upon the prior written notice to Manufacturer, if required by USA legal requirements, Distributor shall modify Product labeling, packaging and documentation to comply with the applicable legal requirements or may request Manufacturer to do so. In the event that Manufacturer makes such modifications, it will pass on Distributor any and all additional costs incurred in doing so. Distributor mav not co-label the Products without the prior written consent of Manufacturer .

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8.	Taxes. Prices for Products are provided to Distributor exclusive of applicable excise, sales or other applicable taxes. If required by USA regulation, all USA applicable taxes shall be added by Manufacturer to its invoice and shall be payable by Distributor, unless Distributor provides proof to Manufacturer of a valid exemption from the applicability of such tax(es).

9.	Delivery and Billing.

For Orders placed hereunder, Manufacturer shall:

(a)	Place into the Delivery Place, according to Section 3.(c)(iv) above; and

(b)	Remit invoices, statements and notices to the address or email as designated in the preamble of this Agreement unless advised otherwise agreed to by Manufacturer.

10.	Delivery and Risk of Loss.

(a)	The availability of all Products sold to Distributor shall be made EXW Delivery Place, unless otherwise mutually agreed upon by the Parties hereto.

(b)	Title to the Products and risk of loss or damage to the Products shall pass to Distributor when the Products are placed in the Delivery Place. Distributor shall be liable for removing the Products from the Delivery Place.

11.	Other obligations of the Parties.

(a)	Distributor shall be in charge of the protocol, registration and maintenance of the registration of the Products before the USA authorities as well, as for any other permit, license or authorization required for the Products to enter into and/or be commercialized in any destination required by Distributor in the corresponding Purchase Order. No later than the date of issuance of the first Order, and thereafter from time to time when required, the Distributor will inform, with details, to the Manufacturer of all the technical requirements that Products have to fulfill, to comply with USA or other applicable regulation . The Manufacturer shall not be liable in front of the Distributor, USA or other authorities or third parties, in any event, if the Distributor does not comply with this obligation to inform, in a complete and timely manner.

(b)	Manufacturer shall obtain and provide all the nutrition data required by both Distributor and the local USA or other applicable authorities.

(c)	Distributor recognizes that all the information and/or documentation provided, directly or indirectly by Manufacturer, are the exclusive property of Manufacturer and, therefore, may not be used by Distributor for purposes different from those specified under this Agreement. All the information and/or documentation provided by Manufacturer to Distributor, including this Agreement, shall be subject to confidentiality between the Parties hereto.

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(d)	The Parties hereto recognize that all trademark, trade names, designs, product developments, improvements, processes, formulas, permits and patents, know how, marketing research and registrations related to the Products, which are produced or developed by either Party, are and shall remain at any time the property of the corresponding Party, and the other Party shall not have any rights, until both Parties hereto reach a separate agreement to deal with the matter. Such obligations shall be in force during the term of this Agreement and after its termination. The Distributor cannot request, in USA or in any other country, the registration of the Manufacturer’s brand or related to “Nanuva” word, or to make any other action/ omission related to Manufacturer’s intellectual property rights, without previous authorization of the Manufacturer.

12.	Force Majeure. Neither Party shall be liable for the fulfillment of its obligations hereunder, or for delays in performance, due to causes beyond its reasonable control, including but not limited to, acts of God, acts of war, fires, floods, earthquakes, tsunamis, pandemics, bioterrorism, legal or illegal port work stoppages, legal or illegal labour strikes and actions of any government.

Hardship. In case of the occurrence of unforeseen events which substantially upset the economic balance or equilibrium of the respective obligations of the Parties, the Party subject to hardship will be entitled to renegotiate this Agreement to obtain its adaptation to the changed circumstances.

13.	Severability, Assignability and Independent Parties.

(a)	If any of the provisions of this Agreement is determined, by both Parties, to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Manufacturer and Distributor shall be construed and enforced accordingly.

(b)	Any assignment of this Agreement by each Party without the prior written consent of the other Party will be void. Notwithstanding the foregoing each Party recognizes that the other Party is entitled during the term of this Agreement to transfer or assign this Agreement to any parent, subsidiary or affiliated entity directly or indirectly controlling or controlled by such Party.

(c)	Nothing in this Agreement shall constitute the Distributor a partner, agent or representative of the Manufacturer; and viceversa, and the Distributor shall not represent itself as such partner, agent or representative of the Manufacturer or represent itself as having power or authority to incur any obligations of any nature, express or implied, on behalf of Manufacturer.

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(c)	Notice. All communications and notices required by or relating to this Agreement shall be deemed to have been duly given upon receipt by the addressee when sent via registered mail, overnight mail, or via email directed to the attention of: (i) the individuals signing this Agreement at the address specified in the preamble hereto, or (ii) to the contact person specified in the preamble hereto. The addresses to which notices or communications may be given by either Party may be changed by written notice given by such Party to the other pursuant to this Section.

(d)	Termination.

This Agreement may be terminated, in full or in part, effective immediately, without the terminating Party being liable for said termination, upon the occurrence of any of the following events, provided the offending party fails to cure its default within 30 calendar days, or the reasonable period of time, from receipt of the notice of default:

(a)	Distributor fails to make payment for any Manufacturer invoice for Products within 45 days of the due date for payment of such invoice; or

(b)	Manufacturer or Distributor repeatedly and seriously breaches any of the terms and conditions of this Agreement.

Neither Party shall be liable to the other under any legal or equitable theory for compensation, reimbursement for investments or expenses, lost profits or incidental or consequential damages of any other kind or character as a result of any termination or nonrenewal of this Agreement.

(e)	Entire Agreement. This Agreement constitutes the entire understanding between Manufacturer and Distributor and replaces and supersedes any prior agreements, communications and negotiations, either in writing or verbal, between Manufacturer and Distributor. This Agreement may not be changed, modified or amended except as provided for herein or by an instrument in writing signed by both Manufacturer and Distributor. The section headings used herein are for the convenience of the Parties only, are not substantive and shall not be used to interpret or construe any of the provisions contained herein. The official language of this Agreement shall be English, for all the legal purpose.

(f)	Governing law. The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of Chile. Each of the Parties agrees that any dispute arising out of, under or by reason of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Section (g) below.

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(g)	Dispute Resolution.

(a)	If any dispute arises between the Parties in connection with this Agreement, the Parties shall undertake in good faith to resolve any disputes by negotiations between senior executives who are familiar with the matters in dispute and who have authority to settle the controversy. However, if the Parties are unable to negotiate a settlement of any disputed matter within 30 days after a Party has received written notice of the dispute, then either Party may submit the matter to arbitration as set forth below. All negotiations in an effort to reach settlement of a dispute under this Agreement are confidential and shall be treated as settlement negotiations, inadmissible in connection with any subsequent arbitration or court proceeding.

(b)	If the efforts described in Section (g)(a) are unsuccessful, any dispute arising out of this Agreement As mentioned in the paragraph above, any and all disputes arising in connection with this Agreement between the contracting parties regarding the application, interpretation, duration, validity or execution of this contract or any other reason will be submitted to arbitration, in accordance with the Arbitration Procedure Rules of the Arbitration and Mediation Center of Santiago, in force at the moment of requesting it. The parties confer irrevocable special power to the Chamber of Commerce of Santiago AG, so that, at the written request of any of them, appoint an arbitrator regarding the procedure and the law regarding the ruling, from among the members of the arbitration body. of the Arbitration and Mediation Center of Santiago. There will be no appeal against the arbitrator’s decisions. The arbitrator is specially empowered to resolve any matter related to his competence and / or jurisdiction. The fact that either Party has requested the Chamber to appoint an arbitrator shall be conclusive evidence as to the absence of an agreement between them in respect of the appointment of a mutually acceptable arbitrator. The evidence may be produced by the Parties in dispute in both languages, Spanish and English.

(c)	The arbitration shall take place in Santiago, Chile. Whenever it might be necessary to appear before the courts for enforcement or otherwise, the Parties agree to the venue of the civil courts sitting in the comuna of Santiago and, for this purpose, agree to a special domicile in the comuna of Santiago and not to contest the proper venue of each such court in any jurisdictional proceedings.

(d)	The arbitration shall be conducted and the award shall be given in Spanish. The costs of arbitration shall be determined by the arbitrator. However, any Party may request the hiring of an official interpreter.

(e)	Until such date that the arbitrator renders its award, each Party shall continue to perform its respective obligations under this Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly appointed representatives:

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AVOLOVLLC

By:	/s/ Miguel Coddon
Name:	Miguel Coddon
Title:	Attorney-in-fact
Date:	02/04/2021
Email:	miguelcoddon@gmail.com

NATURAL NUTRITION SpA

By:	/s/ Maria Teresa Huerta
Name:	Maria Teresa Huerta M.
Title:	Administradora de Empresas
Date:	02/04/2021
Email:	mthuertam@gmail.com
mthuerta@nanunva.cl

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ANNEX 1

LIST OF PRODUCTS AND PRODUCT SPECIFICATIONS

[***]

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ANNEX 2

PATENT

AVOLOV AVOCADO CHIPS

1.	The manufacture process of Avolov avocado chips will be carried out under the protocol determined by Avolov. So, it will be named “Avolov Avocado Chips” to differentiate it from any other avocado chip or snack that Nanuva may manufacture in the future under a new methodology if it is required.

2.	Avolov must deliver a document to Nanuva where the methodology is detailed as IP information and will be called “Avolov IP”, which must have unique and differentiating procedures from those that are known intellectually by Nanuva or existing scientific information at public sources.

3.	Nanuva has the obligation to keep confidential the Avolov IP information delivered by Avolov to Nanuva.

4.	Any improvement that Nanuva considers reasonable to make the processes more efficient over Avolov IP, will be considered by Nanuva to implement in the manufacturing processes.

5.	The exclusivity of this product “Avolov Avocado Chip” shall be valid during the term of the corresponding patent over “Avolov Avocado Chip”.

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ANNEX 3

PRICES OF THE PRODUCTS

(Excel attached)

[***]

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ANNEX 4

SECOND PRIORITY PLEDGE WITHOUT CONVEYANCE

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